UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 22, 2013

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2013, Ferro Corporation (the "Company") amended its senior credit facility (the "Facility") by entering into the Third Amendment to Third Amended and Restated Credit Agreement, by and among the Company, certain of the Company’s subsidiaries, PNC Bank, National Association, as the administrative agent and the collateral agent, and various financial institutions as lenders (the "Amendment"). Capitalized terms used herein but not otherwise defined shall have the meanings prescribed to such terms in the Amendment.

Among other things, the Amendment:

• decreases the Revolving Loan Commitment Amount from $350,000 to $250,000,000;

• amends the calculation of EBITDA to, among other things, provide for a restructuring expense add-back attributable to the Company’s restructuring program of $30,000,000 in 2013, $20,000,000 in 2014 and $10,000,000 in 2015, with no aggregate limit on restructuring expenses;

• amends the permitted Leverage Ratio such that for: (i) the first, second and third quarters of 2013, it shall increase from 3.50 to 4.25; (ii) the fourth quarter of 2013 and the first quarter of 2014, it shall increase from 3.50 to 4.00; (iii) the second and third quarters of 2014, it shall increase from 3.50 to 3.75; and (iv) the fourth quarter of 2014 and thereafter, it will be 3.50; and

• amends the requirements for Permitted Acquisitions such that for the Company to consummate a Permitted Acquisition the Company must have minimum liquidity of $100,000,000 and the Company’s Senior Secured Leverage Ratio must be less than 1.50.

The foregoing summary is qualified in its entirety by reference to the text of the Third Amendment to Third Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on November 13, 2012, in connection with appointing Peter T. Thomas as its Interim President and Chief Executive Officer, the Company agreed to amend that certain Change in Control Agreement, dated as of January 1, 2009 (the "Prior Agreement"), with Mr. Thomas. On March 22, 2013, the Company and Mr. Thomas entered into a new Change in Control Agreement (the "Change in Control Agreement"). Pursuant to the Change in Control Agreement, if Mr. Thomas’ employment is terminated for any reason other than by the Company for cause, by reason of Mr. Thomas’ death or retirement or by Mr. Thomas without good reason, the Company would be obligated to:

• pay Mr. Thomas a lump sum severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) (the "Termination Payment");

• provide Mr. Thomas with continued participation in the Company’s employee benefit programs for up to 36 months, except in the event of his death;

• pay Mr. Thomas a lump sum amount in cash equal to the pro rata portion of his annual bonus for the calendar year in which the date of termination occurs plus, if Mr. Thomas has not then been paid his annual bonus for the calendar year immediately preceding the date of termination, Mr. Thomas’ target annual bonus for that preceding year;

• pay Mr. Thomas a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan the executive participates in if he had remained employed by the Company for an additional 36 months over the benefits that are payable at the time of termination plus (ii) the contributions that the Company would have been required to make under any defined-contribution retirement plan over the 36 months following termination;

• provide the services of an outplacement firm; and

• maintain Mr. Thomas’ indemnification insurance for at least four years.

In addition, pursuant to the terms of the Change in Control Agreement, after a change in control occurs, the Company will be obligated to pay Mr. Thomas (or, if applicable, Mr. Thomas’ estate) an amount in cash for each grant of performance shares previously awarded to Mr. Thomas for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not Mr. Thomas’ employment were terminated).

The Change in Control Agreement uses a definition of "Good Reason" different from that contained in the Prior Agreement so that it no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control (commonly referred to as a "modified single trigger"). Additionally, the Change in Control Agreement does not provide for an excise tax "gross-up" like that contained in the Prior Agreement, but instead provides Mr. Thomas with benefits equal to the greater of (i) the payments under the Change in Control Agreement net of any excise taxes and (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Internal Revenue Code.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on March 28, 2013 announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

March 28, 2013	By:	Jeffrey L. Rutherford

Name: Jeffrey L. Rutherford
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Third Amendment to Third Amended and Restated Credit Agreement, dated March 28, 2013, by and among Ferro Corporation, certain of Ferro Corporation’s subsidiaries, PNC Bank, National Association, as the Administrative Agent and the Collateral Agent, and various financial institutions as Lenders.
99.1	Press Release